Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-453-1105

Monique.Allaire@infi.com

http://www.infi.com

INFINITY ANNOUNCES CLINICAL DATA CONFIRMING ACTIVITY AND SAFETY

OF IPI-504, A NOVEL HSP90 INHIBITOR, IN PATIENTS WITH REFRACTORY GIST

— Disease Control Rate and Partial Response Further Validate Potential for Anti-Chaperone Therapy in GIST —

— Phase 3 Registration Trial of Potential First-in-Class Hsp90 Inhibitor to be Conducted under

Special Protocol Assessment Agreement Granted by the U.S. FDA —

CHICAGO, Ill. and CAMBRIDGE, Mass. – May 31, 2008 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced positive results from a Phase 1 clinical trial of IPI-504, the company’s lead Hsp90 inhibitor, in patients with metastatic, unresectable gastrointestinal stromal tumors (GIST) refractory to tyrosine kinase inhibitors. Results from the study showed that patients with GIST (n=36), who were heavily pre-treated, experienced a 70 percent overall disease control rate, with three percent Partial Response and 67 percent Stable Disease at six weeks. Estimated median progression free survival for these patients was 12 weeks. Based on these results, Infinity also announced plans to initiate an international Phase 3 registration trial of IPI-504 in refractory GIST under a Special Protocol Assessment agreement granted by the U.S. Food and Drug Administration (FDA), and pursuant to scientific advice received from the European Medicines Evaluation Agency.

“The GIST community is searching for new drugs with a novel mode of action to help address the growing problem of resistance to tyrosine kinase inhibitors like imatinib and sunitinib,” said George D. Demetri, M.D., director of the Ludwig Center at Dana-Farber/Harvard, director of Dana-Farber’s Center for Sarcoma and Bone Oncology, and principal investigator of the trial. “By targeting the heat shock protein 90 chaperone rather than the oncogenic kinase itself, IPI-504 could provide an important and complementary strategy for treating patients with GIST.”

Heat shock protein 90 (Hsp90) serves a chaperone function by supporting and stabilizing numerous cancer-causing proteins such as c-Kit, EGFR, and HER2. Inhibition of the Hsp90 chaperone knocks out a critical source of support for cancer cells, leading to cancer cell death. IPI-504 (retaspimycin hydrochloride) is a novel, targeted anti-chaperone agent that shows potent and selective inhibition of Hsp90 in preclinical studies.

The Phase 1 results of IPI-504 in patients with metastatic and/or unresectable GIST were reported in an oral presentation made today by Andrew J. Wagner, M.D., Ph.D., instructor of medicine, Harvard Medical School, medical oncologist, Dana-Farber Cancer Institute, during the 2008 Annual Meeting of the American Society for Clinical Oncology (ASCO) in Chicago, Ill.

The open-label trial consisted of a dose-escalation phase and an expansion phase in which a total of 63 patients with either GIST (n=45) or other soft tissue sarcomas (n=18) were treated with IPI-504. In the dose-escalation phase, patients were treated on two schedules of administration at dose levels ranging from 90 to 500 mg/m2. The recommended dose and schedule were determined to be 400 mg/m2 administered on a three-week cycle, consisting of twice-weekly treatment for two weeks followed by one week off treatment. To further characterize the activity and safety of this dose and schedule of IPI-504, 26 additional patients were enrolled in an expansion phase. In both phases of the trial, IPI-504 was generally well-tolerated with an acceptable side-effect profile.

Patients with GIST in the study had received an average of 2.7 prior therapies, with 38 percent having progressed on three or more prior therapies. Most patients had progressed on multiple prior kinase inhibitor therapies, including imatinib (100 percent), sunitinib (93 percent), and the investigational agent nilotinib (20 percent).

Evidence of biologic activity was assessed by CT imaging using the Response Evaluation Criteria in Solid Tumors (RECIST). Thirty-six of the 45 total patients with GIST received treatment on the recommended schedule across all dose levels. Key findings reported at ASCO include:

•	70% of the 36 patients experienced overall disease control (Partial Response and/or Stable Disease by RECIST) after two cycles of therapy:

•	3% demonstrated Partial Response

•	67% demonstrated Stable Disease

•	Estimated median progression free survival (PFS) for the same patient population was 12 weeks.

•	Data reported showed that higher doses of IPI-504 were associated with improved anti-tumor effect (p=0.03)

“The activity of IPI-504 in a patient population whose disease has progressed after receiving treatment with the approved lines of therapy but also experimental agents provides a clear rationale to conduct a registration study in refractory GIST,” said Julian Adams, Ph.D., president of research and development and chief scientific officer at Infinity. “We are strongly encouraged by these results and optimistic that the Phase 3 trial will further demonstrate the utility of IPI-504 as a targeted anti-chaperone therapy in this disease setting.”

Also reported in the presentation at ASCO was a Partial Response by RECIST in one of three patients treated with IPI-504 who had liposarcoma, a form of soft tissue sarcoma. This patient had tumor reduction of 43 percent over 8 cycles (24 weeks) of administration of IPI-504.

Phase 3 Registration Trial of IPI-504 in Refractory GIST

Based on these Phase 1 data, Infinity announced plans to initiate an international Phase 3 registration trial of IPI-504 in patients with refractory GIST. The Phase 3 protocol has been granted a Special Protocol Assessment agreement by the U.S. FDA, and the European Medicines Evaluation Agency has provided scientific advice consistent with that of the FDA regarding the Phase 3 trial design.

“This Phase 3 study provides a definitive path for delivering on the potential of IPI-504 in the treatment of refractory GIST,” said David S. Grayzel, M.D., vice president, clinical development and medical affairs at Infinity. “We especially look forward to continuing our partnership with the GIST community of patients, scientists, and physicians. Without the courage of these patients and their families and the tireless efforts of our investigators, development of potential new therapies such as IPI-504 would not be possible.”

The Phase 3 trial will be a randomized, double-blind, placebo-controlled study evaluating approximately 200 patients with GIST. Patients whose tumors have grown despite treatment with at least imatinib and sunitinib are eligible to enroll and there is no limit to the number of prior therapies they may have received. The primary endpoint of the study is PFS; secondary endpoints include disease control rate, time to progression, and overall survival. Patients will be randomized 2:1 to either IPI-504 or placebo with a cross-over to treatment with IPI-504 if progression occurs.

The trial is expected to be conducted at more than 50 sites worldwide and is anticipated to commence in the third quarter of 2008. Enrollment and analysis are expected to be completed within approximately two years of the first patient enrolled. This study positions IPI-504 as the potential first-in-class inhibitor of Hsp90.

Additional information regarding the trial is available at www.clinicaltrials.gov.

Broad Clinical Development Program for IPI-504

In addition to the planned Phase 3 registration study of IPI-504 in patients with refractory GIST, IPI-504 is also being evaluated in several ongoing clinical trials: the Phase 2 portion of a Phase 1/2 trial in non-small cell lung cancer (NSCLC), a Phase 2 trial in hormone-refractory prostate cancer (HRPC), and a Phase 1 trial in combination with docetaxel. Infinity anticipates submission of abstracts to enable reporting by the end of 2008 on preliminary data from both the NSCLC and the HRPC trials. In addition, Infinity anticipates initiating additional clinical studies of IPI-504 in the second half of 2008.

Infinity is also developing an oral inhibitor of Hsp90, IPI-493, and expects to commence a Phase 1 clinical trial with IPI-493 in mid-2008.

IPI-504 and IPI-493 are being jointly developed by Infinity and AstraZeneca/MedImmune.

About Heat Shock Protein 90

Despite recent therapeutic advances, current approaches to treating cancer remain incomplete. Cellular systems critical to the growth and survival of many tumors remain unaddressed by currently available treatments. Hsp90 is a central component of the cellular chaperone system – a system that supports and stabilizes cancer-causing proteins such as c-Kit, EGFR, and HER2, enabling multiple forms of cancer to thrive. Inhibition of Hsp90 knocks out this critical source of support for cancer cells, leading to tumor growth inhibition and cancer cell death. Thus, targeted anti-chaperone therapy via inhibition of Hsp90 may represent a significant yet currently unaddressed strategy for treating patients with cancer.

About Gastrointestinal Stromal Tumors (GIST) and Hsp90

The American Cancer Society (ACS) reports that GIST is the most common form of gastrointestinal sarcoma, a life-threatening disease highly resistant to traditional cytotoxic chemotherapy and radiation treatment. In the United States and Europe, 10,000 to 15,000 people develop GIST each year, and approximately 100,000 individuals are living with the disease. In the majority of GIST cases, specific mutations in cellular signaling enzymes (kinases) called KIT or PDGFRA cause the growth and survival signal of the cell to become permanently active, leading to cancer. Both KIT and PDGFRA are stabilized by Hsp90, suggesting that inhibition of Hsp90 in GIST is an attractive area for clinical study.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the utility of Hsp90 inhibitors, including IPI-504, to treat cancer; future clinical trial activity for IPI-504 and IPI-493, including the duration of clinical trials; and the timing for presentation of clinical data for IPI-504. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company's current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. In particular, management's expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity's ability to enroll patients in its clinical trials; Infinity's dependence on its collaboration with AstraZeneca/MedImmune; Infinity's ability to obtain additional funding required to conduct its research, development and commercialization activities; unplanned cash requirements and expenditures; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's quarterly report on Form 10-Q for the quarter ended March 31, 2008, as filed with the Securities and Exchange Commission on May 8, 2008. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. INFI-G

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